Exhibit 23.1

August 8, 2022

To:	Whom it may concern:

Re:	Harmony Energy Technologies Corporation

In connection with the filing of Form 10 dated August 8, 2022, to be filed under the Securities Act of 1934 (U.S.) of Harmony Energy Technologies Corporation (the “Company”), we consent to being named and to the use of our report dated April 1, 2022 to the shareholders of the Company on the following consolidated financial statements:

a)	Consolidated statements of financial position as at December 31, 2021 and 2020.

b)	Consolidated statements of operations and comprehensive loss, changes in deficit and cash flows for the years ended at December 31, 2021, 2020 and 2019, and a summary of significant accounting policies and other explanatory information.

We report that we have read the Form 10 and all information therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

Sincerely,

/s/ Kreston GTA LLP

Chartered Professional Accountants, Licensed Public Accountants

Markham, Canada

Kreston GTA LLP | 8953 Woodbine Avenue, Markham, Ontario, Canada, L3R 0J9, T. 905.474.5593 | www.krestongta.com

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